Contact:	Mark Hord ViewPoint Financial Group (972) 578-5000, Ext. 7440	FOR IMMEDIATE RELEASE May 10, 2007

ViewPoint Financial Group
Reports First Quarter 2007 Earnings

PLANO, Texas, May 10, 2007 -- ViewPoint Financial Group (NasdaqGS:VPFG) (the "Company"), the holding company for ViewPoint Bank, announced financial results today for the quarter ended March 31, 2007. Detailed results of the quarter are available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which will be filed today and posted on our website, http://viewpointbank.com. Highlights for the quarter include:

  Earnings before tax increased by $1.3 million, from $425,000 for the three months ended March 31, 2006, to $1.8 million for the three months ended March 31, 2007.
  Total assets increased by $76.0 million from December 31, 2006, to March 31, 2007 to $1.61 billion.
  Total deposits increased by $68.7 million from December 31, 2006, to March 31, 2007 to $1.30 billion.
  Basic and diluted earnings per share for the first quarter of 2007 were $0.04 per share.
  Announced quarterly dividend of $0.05 cents per share payable on May 17, 2007.

Result of Operations for the Quarter Ended March 31, 2007

The Company realized earnings of $1.1 million for the three months ended March 31, 2007, compared to earnings of $6.4 million for the three months ended March 31, 2006. Net income for the quarter ended March 31, 2006, included a $6.1 million tax benefit due to the Company's change in tax status at the beginning of 2006. Income before income tax expense (benefit) for the three months ended March 31, 2007, was $1.8 million, an increase of $1.3 million from $425,000 for the three months ended March 31, 2006. In the three months ended March 31, 2007, we incurred income tax expense of $673,000 on our pre-tax income compared to an income tax benefit of $5.9 million, net of the $6.1 million tax benefit due to our change in tax status, for the three months ended March 31, 2006. The increase in income before income tax expense (benefit) resulted from higher interest and noninterest income and lower noninterest expense.

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Interest income increased by $3.3 million to $19.9 million for the three months ended March 31, 2007, from $16.6 million for the three months ended March 31, 2006. The increase in interest income was primarily related to increases in the interest earned on investments and deposits at other financial institutions as the funds from new deposits and maturing loans were used to purchase these securities until they can be deployed into loans and other earning assets.

Interest expense increased $2.6 million to $9.4 million for the three months ended March 31, 2007, from $6.8 million for the three months ended March 31, 2006. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates.

Although provision expense increased by $622,000 from the three months ended March 31, 2006, to the three months ended March 31, 2007, this increase was due to subjective factors based on economic trends in the market. "We do not have any subprime real estate loan programs at the Bank," said Gary Base, President and Chief Executive Officer of ViewPoint Financial Group.

Noninterest income increased $364,000 to $6.0 million for the three months ended March 31, 2007, from $5.6 million for the three months ended March 31, 2006, due to increased fee income.

Noninterest expense decreased $810,000 to $13.8 million for the three months ended March 31, 2007, compared to $14.6 million for the three months ended March 31, 2006, due to decreases in salary and advertising expense.

Financial Condition as of March 31, 2007

Total assets increased by $76.0 million to $1.61 billion at March 31, 2007, from $1.53 billion at December 31, 2006. The increase was primarily a result of growth in investment securities of $116.6 million, which were purchased primarily with cash received from new deposits and maturing loans, and was partially offset by decreases in net loans of $14.9 million and cash and cash equivalents of $24.5 million.

Our net loan portfolio decreased $14.9 million from $968.7 million at December 31, 2006, to $953.7 million at March 31, 2007. This continued decline in the portfolio is attributable to our lending strategy to restructure the loan portfolio. The decline in loans has slowed from the three months ended March 31, 2006, during which our net loan portfolio declined by $27.3 million. We continue to emphasize the origination of residential mortgage loans and decrease originations of consumer loans, particularly indirect automobile loans. In addition, we are focused on commercial lending, primarily commercial real estate lending. As consumer loan balances decline, the funds are invested into securities until these funds can be redeployed into loans.

Total deposits increased by $68.7 million to $1.30 billion at March 31, 2007, as compared to $1.23 billion at December 31, 2006. Time deposits increased by $65.7 million primarily due to $61.0 million in new public fund certificates being opened in the first quarter of 2007. Demand accounts and savings and money market accounts increased by $425,000 and $2.7 million, respectively. We are currently focusing on building our business account products and offering consumer accounts that offer a wide range of services to best meet our customers' banking needs.

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Total equity increased by $1.8 million to $216.5 million at March 31, 2007, from $214.8 million at December 31, 2006. A gain in accumulated other comprehensive income of $860,000, compared to a loss of $69,000 at December 31, 2006, associated with the unrealized gain on available for sale securities contributed to the increase in equity. The gain was partially offset by the payment of dividends of $580,000 in February 2007.

About ViewPoint Financial Group

ViewPoint Financial Group is the holding company for Plano-based ViewPoint Bank. ViewPoint Bank is the largest bank based in Collin County and operates 33 branches, 15 of which are in-store locations and 3 of which are loan production offices.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as "expects," "believes," "should," "plans," "anticipates," "will," "potential," "could," "intend," "may," "outlook," "predict," "project," "would," "estimates," "assumes," "likely," and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set forth under Risk Factors in our Annual Report on Form 10-K.

The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 131,399	$ 155,855
Securities available for sale, at fair value	442,967	324,523
Securities held to maturity	9,404	11,271
Loans held for sale	5,401	3,212
Loans, net of allowance of $6,261-March 31, 2007, $6,507-December 31, 2006	948,346	965,452
Federal Home Loan Bank stock, at cost	3,773	3,724
Premises and equipment, net	41,651	42,262
Accrued interest receivable and other assets	22,861	23,461

Total Assets	$1,605,802	$1,529,760

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$ 205,873	$ 211,301
Interest-bearing demand	75,564	69,711
Savings and money market	650,361	647,706
Time	371,829	306,163
Total deposits	1,303,627	1,234,881
Federal Home Loan Bank advances	61,818	55,762
Other liabilities	23,816	24,339
Total shareholders' equity	216,541	214,778

Total Liabilities and Shareholders' Equity	$ 1,605,802	$ 1,529,760

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands)

	Three Months Ended March 31,
	2007	2006
Interest and dividend income	$ 19,910	$ 16,577
Interest expense	9,353	6,815
Net interest income	10,557	9,762
Provision for loan losses	992	370
Net interest income after provision for loan losses	9,565	9,392

Noninterest income	5,993	5,629
Noninterest expense	13,786	14,596

Income before income tax expense (benefit)	1,772	425
Income tax expense (benefit)	673	(5,958)

Net income	$ 1,099	$ 6,383

Financial Summary (unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Quarterly Operating Results
Basic EPS	$ .04	$ -[1]
Diluted EPS	$ .04	$ -
Weighted average common shares outstanding	25,788,750	-
Less: average unallocated ESOP shares	(898,136)	-
Average shares	24,890,614	-
Diluted average shares	24,890,614	-
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1The Company completed its minority stock offering on September 29, 2006; therefore, earnings per share data is not available for the three months ended March 31, 2006.